                                                                  EXHIBIT 10.39




                            ASSET PURCHASE AGREEMENT


        Agreement entered into as of January 30, 1995, by and among Clean Harbors of Chicago, Inc., a Massachusetts corporation (the "Buyer"), Clean Harbors, Inc., a Massachusetts corporation ("Harbors"), CWM Chemical Services, Inc., a Delaware corporation (the "Seller"), and Chemical Waste Management, Inc., a Delaware corporation ("CWM"). The Buyer, Harbors, the Seller and CWM are referred to herein individually as a "Party" and collectively as the "Parties."

     CWM owns all of the outstanding capital stock of the Seller, and Harbors owns all of the outstanding capital stock of the Buyer. This Agreement contemplates a transaction in which: (i) the Buyer will acquire from the Seller all of the Seller's right, title and interest in and to certain assets (the "CWM Chicago Assets"), which include a leasehold interest under a lease (the "Lease") with the Illinois International Port District (the "Port District"), various leasehold improvements and the other business assets located at 11700
S. Stoney Island Avenue, Chicago, Illinois (the "Facility"), together with all of CWM's permits, licenses, authorizations and approvals necessary for the Buyer to operate the Facility as a facility for the transportation, storage and disposal of hazardous wastes, (ii) the Buyer will (A) construct certain improvements at the Facility ("New Construction Work"); (B) dismantle, decommission and prepare for transportation from the Facility certain of the CWM Chicago Assets ("D&D Work"); and (C) manage and comply with requirements for RCRA facility investigations relating to the Facility and corrective or cleanup action and closure requirements relating to the Facility or the adjoining Lake Calumet arising therefrom ("RFI Work"); (iii) the Buyer and CWM will agree, in the respective proportions described in this Agreement, to pay for certain costs and to assume certain liabilities with respect to the CWM Chicago Assets; and (iv) the Parties will agree to certain other matters as set forth in this Agreement.

     Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

     1.   DEFINITIONS.

     "Adverse Consequences" means all damages, penalties, fines, costs, reasonable amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses and expenses (including reasonable court costs and reasonable attorneys' fees and expenses), including, without limitation, all such consequences arising from suits, proceedings, hearings, investigations, inspections, charges, complaints, claims, demands, injunctions, judgments, orders, decrees and rulings.

     "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

     "Applicable Rate" means the discount rate charged on loans to depository institutions by the Federal Reserve Bank, as stated from time to time in The Wall Street Journal.

     "Approvals" means all the permits, licenses, authorizations, leases and approvals necessary for the Buyer to operate the Facility as a facility for the transportation, storage and disposal of hazardous wastes in accordance with applicable laws and regulations including, without limitation, the Environmental, Health and Safety Laws. The Approvals shall include, without limitation, the Transferable Licenses, the New Licenses, and the consent of the Port District to the assignment to the Buyer of the Lease in accordance with the Assignment and Assumption Agreement.

     "Assignment and Assumption Agreement" has the meaning set forth in [SECTION] 2(j) below.

     "Buyer" has the meaning set forth in the preface above.

     "Buyer's Direct Costs" means sixty (60%) percent of those charges listed in the Buyer's Rate Schedule attached hereto as Exhibit E.

     "Closing" has the meaning set forth in  [SECTION] 2(c) below.

     "Closing Date" has the meaning set forth in  [SECTION] 2(c) below.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Confidential Information" means any information concerning the businesses and affairs of the respective Parties and the Facility which is in existence at the time of the Closing, is not already generally available to the public, and is marked "Confidential" or otherwise identified in writing as confidential by the Party or Parties seeking to maintain the confidentiality thereof.

     "CWM" has the meaning set forth in the preface above.

     "CWM Chicago Assets" means the Transferable Licenses, the Facility, the Personal Property, and all other business assets now owned or leased by the Seller which are located on the premises leased by the Seller under the Lease. The "CWM Chicago Assets" do not include those air emission offset credits attributable to the Incinerator which are not required by the Buyer to operate the Facility.

     "CWM's Material Subsidiaries" means CWM of the Northwest, Inc. and CWM of Indiana, Inc.

     "D&D Costs" has the meaning set forth in [SECTION] 2(f) below.

     "D&D Work" has the meaning set forth in [SECTION] 2(f) below.

     "Disclosure Schedule" has the meaning set forth in [SECTION] 4 below.

     "Disposal Services Agreement" has the meaning set forth in [SECTION] 2(k) below.

     "Environmental, Health and Safety Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, RCRA, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

     "EPA" means the United States Environmental Protection Agency.

     "Existing Licenses" has the meaning set forth in [SECTION] 4(d) below.

     "Facility" means the approximately 30 acres of land and all leasehold improvements thereon (including improvements made or to be made thereon as a result of the New Construction Work) located at 11700 South Stoney Island Avenue, Chicago, Illinois, which are leased by the Seller under the Lease as of the date of this Agreement.

     "Harbors" has the meaning set forth in the preface above.

     "Illinois EPA" means the Illinois Environmental Protection Agency.

     "Indemnified Party" has the meaning set forth in [SECTION] 10(d) below.

     "Indemnifying Party" has the meaning set forth in [SECTION] 10(d) below.

     "Knowledge" means actual knowledge of the executive officers of the relevant Party or Parties after reasonable investigation.

     "Lease" means the Lease and Option dated as of November 16, 1990, and any amendments thereto, between the Port District, as Lessor, and the Seller, as Lessee.

     "Letter of Intent" means the amended letter of intent dated as of October 17, 1994 among the Parties with respect to the transactions described in this Agreement.

     "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including but not limited to any liability for Taxes.

     "New Construction Work" has the meaning set forth in [SECTION] 2(e) below.

     "New Licenses" has the meaning set forth in [SECTION] 7(a)(vi) below.

     "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

     "Original Signing Date" means March 10, 1994, which is the date on which an earlier version of the Letter of Intent was signed by all of the Parties.

     "Party" and "Parties" have the meanings set forth in the preface above.

     "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

     "Personal Property" means all personal property (other than corporate and financial records) now owned or leased by the Seller which are located on the premises leased by the Seller under the Lease including, without limitation, the items of equipment and other personal property described in Exhibit B.

     "Port District" has the meaning set forth in the preface above.

     "Purchase Price" has the meaning set forth in [SECTION] 2(b) below.

     "RCRA" means the Resource Conservation and Recovery Act of 1976, as amended.

     "Related Agreements" has the meaning set forth in [SECTION] 3(a)(ii) below.

     "RFI Costs" has the meaning set forth in [SECTION] 2(g) below.

     "RFI Work" has the meaning set forth in [SECTION] 2(g) below.

     "Scope of Work" has the meaning set forth in [SECTION] 2(e) below.

     "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Security Interest" means any mortgage, pledge, lien, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens,
(b) liens for Taxes not yet due and payable, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

     "Seller" has the meaning set forth in the preface above.

     "Signing Date" means October 19, 1994 which is the date on which the Letter of Intent was signed by all of the Parties.

     "Subsidiary Guaranties" has the meaning set forth in [SECTION] 7(a)(xi) below.

     "Surface Impoundments" means the closed surface impoundment basins which are present on the Facility as of the date of this Agreement.

     "Survey" has the meaning set forth in [SECTION] 5(i) below.

     "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, treatment or disposal fees (including taxes under Code [SECTION] 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

     "Third Party Claim" has the meaning set forth in [SECTION] 10(d) below.

     "Transferable Licenses" has the meaning set forth in [SECTION] 4(d) below.

     "Vaults" means the underground vaults for the storage of wastes which are present on the Facility as of the date of this Agreement.

     "Work" means the New Construction Work, the D&D Work, and the RFI Work.

     2.   PURCHASE AND SALE OF CWM CHICAGO ASSETS.

     (a) BASIC TRANSACTION. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell to the Buyer, all of the CWM Chicago Assets for the consideration specified below in [SECTION] 2(b). Prior to such purchase and sale, the Seller and CWM have had and will have certain New Construction Work performed by the Buyer with respect to the CWM Chicago Assets as described in [SECTION] 2(e) hereof, and the Seller and CWM have paid to the Buyer the payments described in [SECTION] 2(e) in consideration for performing such New Construction Work. The Parties agree that the Purchase Price to be paid for the CWM Chicago Assets is based upon the agreed value of such Assets as improved by the New Construction Work.

     (b) PURCHASE PRICE. In consideration for the CWM Chicago Assets, the Buyer agrees: (i) to enter into the Assignment and Assumption Agreement and, in accordance with the provisions thereof, to perform the obligations of the tenant under the Lease arising on and after the Closing Date; and (ii) to pay after the Closing the Buyer's portion of the D&D Costs and the RFI Costs as specified in [SECTION] 2(f) and [SECTION] 2(g) below. The Parties agree that the purchase price paid by the Buyer and received by the Seller for the CWM Chicago Assets (the "Purchase Price") shall be equal to the aggregate amount of the Buyer's portion of the D&D Costs and RFI Costs as such share shall ultimately be determined in accordance with [SECTION] 2(f) and [SECTION] 2(g) of this Agreement, and as such amount shall (i) be reduced by the dollar amount of the credit actually received by CWM in accordance with [SECTION] 2(l) hereof, and (ii) be either increased or reduced in accordance with [SECTION] 10 of this Agreement to reflect any indemnification payments made by any Party.

     (c) THE CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Clean Harbors of Chicago, Inc., 11800 South Stoney Island Avenue, Chicago, Illinois, commencing at 9:00 a.m. local time on such date as shall be five business days after the Buyer shall have received all of the Approvals, or at such other place and on such other date as the Parties may mutually determine (the "Closing Date").

     (d) DELIVERIES AT THE CLOSING. At the Closing, (i) the Seller and CWM will deliver to the Buyer and Harbors the various certificates, instruments, and documents referred to in [SECTION] 7(a) below, and one or more assignments, bills of sale and other instruments of transfer which shall be sufficient to vest in the Buyer title to the CWM Chicago Assets; (ii) the Buyer will deliver to the Seller and CWM the various certificates, instruments, and documents referred to in [SECTION] 7(b) below; and (iii) CWM will pay to the Buyer by wire transfer an aggregate of $2,000,000 as an advance payment of a portion of CWM's share of the D&D Costs and RFI Costs as specified in [SECTION] 2(f) and [SECTION] 2(g) below.

     (e) NEW CONSTRUCTION WORK. In order to expedite receipt of the Approvals, the Parties have agreed in the Letter of Intent that the Buyer would commence certain New Construction Work immediately after the Signing Date, which commencement therefore occurred prior to the completion of this Agreement and prior to the Closing Date. The New Construction Work consists of the modifications to the Facility and related work which are described in Tables 1 and 2 of the Scope of Work attached as Exhibit A to this Agreement (the "Scope of Work"). In consideration for the New Construction Work, CWM has previously paid to the Buyer a total of $2,825,000 in cash, which amount has been paid regardless of the Buyer's costs with respect to the New Construction Work. However, in the event that the Closing shall not occur or this Agreement shall have been terminated by mutual consent of the Parties in accordance with [SECTION] 11(a) hereof, any of such funds not then spent or committed by the Buyer for New Construction Work shall be refunded to CWM. The Parties acknowledge that the Buyer has been fully authorized by the Seller and CWM to commence the New Construction Work prior to the Closing Date, and that there will be no recourse against the Buyer in respect thereof in the event that the Closing does not occur. However, in the event that the Closing does not occur, the Buyer will thereupon remove its construction equipment and materials from the Facility and will take the necessary steps to prevent damage or waste to the CWM Chicago Assets which might otherwise occur as a result of the New Construction Work.

     (f) DECONTAMINATION AND DISMANTLING. Following the Closing, the Buyer shall decontaminate and dismantle (collectively, the "D&D Work") certain of the CWM Chicago Assets in accordance with Table 3 of the Scope of Work. The costs of the D&D Work ("D&D Costs") shall be equal to the Buyer's Direct Costs incurred in connection with performing such services and shall be borne as follows: (i) CWM shall be responsible for the first $1,000,000 or less of D&D Costs; (ii) the Buyer shall be responsible for D&D Costs in excess of $1,000,000 and up to $2,000,000; (iii) the Buyer and CWM shall each be responsible for 50% of D&D Costs in excess of $2,000,000 and up to $4,000,000; and (iv) CWM shall be responsible for any D&D Costs in excess of $4,000,000. CWM shall be entitled to a credit against its share of D&D Costs in an amount equal to $1,000,000 (which shall have been paid at the Closing in accordance with [SECTION] 2(d)(iii) hereof), plus interest accruing thereon at 6% per annum from the Closing Date until such D&D Costs would otherwise be due and payable by CWM. In addition, CWM shall be responsible for all profiling (analytical) costs, and for the costs of the transportation (except as set forth in the following sentence below) and disposal of all materials to be disposed of resulting from the D&D Work, as set forth in Table 4 of the Scope of Work. The Buyer shall bear transportation costs only for materials disposed of at the Seller' CID disposal facility. To the extent (if any) that CWM's share of D&D Costs is less than $1,000,000 in the aggregate as of the date on which the Buyer either (i) completes the decontamination and dismantling of the specified CWM Chicago Assets according to a plan approved by the Illinois EPA, or (ii) ceases pursuit of the approvals necessary to decontaminate and dismantle such CWM Chicago Assets, the Buyer shall refund to CWM an amount equal to the sum of the difference between $1,000,000 and CWM's share of the aggregate D&D Costs theretofore incurred.

     (g) FACILITY INVESTIGATION; CORRECTIVE ACTION; CLOSURE. At the time of the Closing, the Buyer shall assume responsibility for (i) management of the RCRA facility investigation respecting the Chicago CWM Assets and acting to comply with the terms of any corrective or cleanup action required by any public agency or court of competent jurisdiction with respect to the Facility or the adjoining Lake Calumet (collectively, the "RFI Work") which shall be done at the Buyer's Direct Costs, and (ii) closure costs relating to the CWM Chicago Assets as described under [SECTION] 2(h) below. Such management, closure and corrective action shall be as specified in one or more agreements to be entered into by the Buyer and the Illinois EPA and/or the EPA, as appropriate. The cost of such RFI Work ("RFI Costs") shall be shared as follows: (i) the Buyer and CWM shall each be responsible for 50% of the first $4,000,000 of RFI Costs; (ii) the Buyer shall be responsible for RFI Costs in excess of $4,000,000 and up to $7,000,000; (iii) the Buyer and CWM shall each be responsible for fifty (50%) percent of RFI Costs in excess of $7,000,000 and up to $11,000,000; and (iv) CWM shall be responsible for RFI Costs in excess of $11,000,000. CWM shall be entitled to a credit against its share of RFI Costs in an amount equal to $1,000,000 (which shall have been paid at Closing in accordance with [SECTION] 2(d)(iii) hereof), plus interest accruing thereon at 6% per annum from the Closing Date until such RFI Costs would otherwise be due and payable by CWM. The Buyer's right to make claims against CWM for payment of RFI Costs shall terminate on the date which is fifteen (15) years after the Closing Date, except that the Buyer's right to make claims against CWM for payment of RFI Costs with regard to the adjoining Lake Calumet shall terminate on the date which is twenty-five (25) years after the Closing Date. In the event that the Buyer makes any claim for payment by CWM of RFI Costs during the specified 15-year or 25-year period, CWM shall remain liable thereafter for any payment for which claims were made in writing by the Buyer prior to the expiration of such period. To the extent (if any) that CWM's share of RFI Costs is less than $1,000,000 in the aggregate as of the date which is fifteen
(15) years after the Closing Date, the Buyer shall refund to CWM an amount equal to (i) the difference between the sum of $1,000,000 and the aggregate of CWM's share of RFI Costs theretofore incurred, plus (ii) interest accrued on such amount at 6% per annum from the Closing Date until the date of refund.
The Parties agree that all actions necessary to comply with closure plans approved by the Illinois EPA shall be considered "D&D Costs" and that all actions necessary to perform other site study or remediation activities shall be considered "RFI Costs."

     (h) FINANCIAL ASSURANCE. The Parties shall share responsibility for providing the funds or security necessary to satisfy government imposed closure requirements relating to the CWM Chicago Assets and the costs thereof as follows:

      (i) Post closure financial assurance for the Surface Impoundments and the Vaults (if any) shall be provided by CWM and CWM shall charge the Buyer CWM's reasonable costs for providing such assurance;

     (ii) Financial assurance for the RFI Work and corrective action shall be provided by CWM and CWM shall charge the Buyer CWM's reasonable costs for providing such assurance for the Buyer's share of the related RFI Costs;

     (iii) Financial assurance for the CWM Chicago Assets to be operated by the Buyer after the D&D Work is completed shall be provided by CWM for 180 days after the Closing but paid for by the Buyer at CWM's reasonable costs within such period, and financial assurance for such CWM Chicago Assets shall be both provided and paid for by the Buyer after the expiration of such 180-day period;

     (iv) Financial assurance for the CWM Chicago Assets which are to be closed and are subject to the D&D Work shall be provided and paid for by CWM until such CWM Chicago Assets are certified closed by the Illinois EPA or the EPA, as appropriate;

     (v) CWM shall provide such support as is required to assist the Buyer in obtaining the approvals from the EPA and the Illinois EPA for the closure financial assurances referred to above, but it shall be the Buyer's responsibility to obtain such approvals; and

     (vi) All financial assurances provided by CWM in accordance with this [SECTION] 2(h) shall be provided under the least costly alternative acceptable to the Illinois EPA or the EPA, as appropriate.

     (i) CONTROL OF WORK. The Parties recognize that during the course of all of the Work to be performed at the Facility there may be decisions to be made which involve the weighing of costs versus operating efficiencies. In view of the fact that the Buyer shall be performing the Work, the Buyer shall be delegated the final authority to make decisions as to construction and methods and to deal with the EPA and the Illinois EPA in the determination of waste code classifications and appropriate RFI studies and corrective action. Such decisions shall be made in good faith, after general input from CWM, and the Buyer shall endeavor to use the least cost alternative consistent with approved closure plans and scheduling demands of the Work. The Buyer will notify CWM's General Counsel of the plans to be submitted, will provide copies of such plans for CWM review, and will establish deadlines for CWM comments. The Buyer shall give due consideration to any CWM comments provided in a timely manner.

     (j) PORT DISTRICT PAYMENTS. The Buyer, the Seller and the Port District shall enter into an assignment and assumption agreement with respect to the Lease effective as of the Closing in a mutually satisfactory form to be negotiated prior to the Closing (the "Assignment and Assumption Agreement").
In consideration for its signing of the Assignment and Assumption Agreement and approval of certain permit applications and other authorizations required in connection with the development and operation of the Facility and the New Construction Work, the Parties understand that the Port District is requiring the payment to it of an aggregate of $1,000,000 on or prior to the Closing. Under the Assignment and Assumption Agreement, the Port District will thereby consent to the modification of certain of the terms of the Lease including, among other matters, an extension of the term until December 31, 2020, and confirmation that closure in place of the Surface Impoundments and the Vaults will be recorded on the deed for the Facility held by the Port District. On or prior to the Closing, each of the Buyer and CWM agree to pay a total of $500,000 of this required amount directly to the Port District, of which the Buyer has already paid $250,000 of its share.

     (k) OTHER BUSINESS. The Buyer and Harbors shall enter into a five year agreement with the Seller and CWM at the Closing in a mutually satisfactory form to be negotiated prior to the Closing (the "Disposal Services Agreement"). Under the Disposal Services Agreement, CWM will be the exclusive provider of disposal services to the Buyer (other than disposal services which are provided by the Buyer itself or by the Buyer's Affiliates) for all those waste streams acceptable for disposal by CWM and approved by the customers of the Buyer after reasonable efforts to secure such approval, and CWM will provide such disposal services to the Buyer at the discount therein specified from CWM rates for disposal of applicable waste streams to commercial, non-governmental customers. Under the Disposal Services Agreement, Harbors shall also cause its Baltimore and Cleveland facilities to provide CWM with drum handling, processing and disposal services at prices 10% less than those prices offered currently by the Buyer to CWM, for the term set forth in such Agreement.

     (l) CREDIT. CWM shall be entitled to a credit against the costs of disposal and other services to be provided in the future to CWM by the Buyer and its Affiliates, such credit to be (i) utilized over the 48 months following the Closing Date and (ii) in an amount equal to the Seller's direct actual operating costs incurred at the Facility, not including any corporate overhead or other markup and not to exceed $100,000 per month, for the period commencing on the Original Signing Date and terminating upon the Closing Date. Such credit shall not exceed $700,000 in total, and CWM's use of such credit shall not exceed $75,000 in any one month without prior written approval from the Buyer.

     (m) STOCK SALES. At the Closing, CWM will terminate any then existing right of first refusal with respect to future sales of capital stock of Harbors which is now held by CWM under the Stock Purchase Agreement dated April 19, 1985, as amended on October 6, 1987. Unless such right of first refusal shall already have terminated in accordance with such Agreement, such termination shall be made by the <BKP> execution and delivery by CWM and Harbors at the Closing of a Termination Agreement in a mutually satisfactory form.<BKP>

       3. REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION.

     (a) REPRESENTATIONS AND WARRANTIES CONCERNING THE SELLER AND CWM. The Seller and CWM represent and warrant to the Buyer and Harbors that the statements contained in this [SECTION] 3(a) are correct and complete in all material respects (as defined in [SECTION] 10(g) below) as of the date of this Agreement and will be correct and complete in all material respects as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this [SECTION] 3(a)).

            (i) ORGANIZATION OF THE SELLER, CWM AND CWM'S MATERIAL SUBSIDIARIES. Each of the Seller and CWM is duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Seller is duly qualified to conduct business and is in good standing as a foreign corporation in the State of Illinois. Each of CWM's Material
     Subsidiaries is duly organized, validly existing, and in good standing under the laws of its respective state of incorporation.

            (ii) AUTHORIZATION OF TRANSACTION. Each of the Seller and CWM has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and each of the agreements or instruments contemplated in or related to this Agreement or the transactions contemplated thereunder (collectively the "Related Agreements") and to perform its respective obligations hereunder and thereunder. Each of CWM's Material Subsidiaries has full power and authority (including full corporate power and authority) to execute and deliver its respective Subsidiary Guaranty and to perform its respective obligations thereunder. This Agreement constitutes, and when executed and delivered at the Closing the Related Agreements will constitute, the valid and legally binding obligations of the Seller and/or of CWM, as specified herein and therein, enforceable in accordance with their respective terms and conditions. When executed and delivered at the Closing by CWM's Material Subsidiaries, the Subsidiary

     Guaranties will constitute the valid and legally binding obligations of CWM's Material Subsidiaries, as specified therein, enforceable in accordance with their respective terms and conditions. Except as made or obtained or to be made or obtained by the Seller in connection with the Approvals, the Seller and CWM need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency which is required of the Seller or CWM in order to consummate the transactions contemplated by this Agreement or the Related Agreements.

            (iii) NONCONTRAVENTION. Provided the conditions to the Closing set forth in [SECTION] 7 hereof are satisfied, neither the execution and the delivery of this Agreement or the Related Agreements, nor the consummation of the transactions contemplated hereby or thereby, will (A) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller or CWM is subject or any provision of its charter or by-laws or (B) conflict with, result in a breach of, constitute
     a default   under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel any material agreement, contract, lease, license, instrument, or other arrangement to which the Seller or CWM is a party or by which it is bound or to which any of its assets is subject.

            (iv) BROKERS' FEES. Neither the Seller nor CWM has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement or the Related Agreements for which the Buyer or Harbors could become liable or obligated.

            (v) OUTSTANDING SHARES OF THE SELLER. CWM holds of record and owns beneficially all of the outstanding shares of the Seller's capital stock.

     (b) REPRESENTATIONS AND WARRANTIES CONCERNING THE BUYER AND HARBORS. The Buyer and Harbors represent and warrant to the Seller and CWM that the statements contained in this [SECTION] 3(b) are correct and complete in all material respects as of the date of this Agreement and will be correct and complete in all material respects (as defined in [SECTION] 10(g) below) as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this [SECTION] 3(b)).

            (i) ORGANIZATION OF THE BUYER AND HARBORS. Each of the Buyer and Harbors is a corporation duly organized, validly existing, and in good standing under the laws of The Commonwealth of Massachusetts. The Buyer is duly qualified to conduct business and is in good standing as a foreign corporation in the State of Illinois.

            (ii) AUTHORIZATION OF TRANSACTION. Each of the Buyer and Harbors has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and the Related Agreements and to perform its respective obligations hereunder and thereunder. This Agreement constitutes, and when executed and delivered at the Closing the Related Agreements will constitute, the valid and legally binding obligations of the Buyer and/or of Harbors, as specified herein or therein, enforceable in accordance with their respective terms and conditions. Except as made or obtained or to be made or obtained by the Buyer in connection with the Approvals, the Buyer and Harbors need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency which is required of the Buyer or Harbors in order to consummate the transactions contemplated by this Agreement or the Related Agreements.

            (iii) NONCONTRAVENTION. Provided the conditions to the Closing set forth in [SECTION] 7 hereof are satisfied, neither the execution and the delivery of this Agreement or the Related Agreements, nor the consummation of the transactions contemplated hereby and thereby, will (A) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer or Harbors is subject or any provision of its charter or by-laws or (B) conflict with, result in a breach of, constitute
     a default   under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel any material agreement, contract, lease, license, instrument, or other arrangement to which the Buyer or Harbors is a party or by which it is bound or to which any of its assets is subject.

            (iv) BROKERS' FEES. Neither the Buyer nor Harbors has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement or the Related Agreements for which the Seller or CWM could become liable or obligated.

       4. REPRESENTATIONS AND WARRANTIES CONCERNING THE CWM CHICAGO ASSETS. The Seller and CWM represent and warrant to the Buyer and Harbors that the statements contained in this [SECTION] 4 and in the disclosure schedule delivered by the Seller and CWM to the Buyer and Harbors on the date hereof and initialed by the Parties (the "Disclosure Schedule") are correct and complete in all material respects (as defined in [SECTION] 10(g) below) as of the date of this Agreement and will be correct and complete in all material respects as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this [SECTION] 4).

     (a) TITLE TO THE CWM CHICAGO ASSETS. The Seller has good and indefeasible title to, or, in the case of the Lease, a valid leasehold interest in, the CWM Chicago Assets free and clear of all Security Interests. The CWM Chicago Assets include, without limitation, the Personal Property described in Exhibit B hereto.

     (b) THE FACILITY. Attached hereto as Exhibit C is a true and complete copy of the Lease and any amendments thereto. The Seller is not, and to the Knowledge of the Seller and CWM the Port District is not, in material breach or default of the Lease, and no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination or modification, of the Lease. Except for the Lease and the easements described in Section 4(b) of the Disclosure Schedule, there are no leases, tenancy agreements, easements, covenants, restrictions or any other instruments, agreements or arrangements which create in or confer on any party other than the Seller the right to occupy or possess all or any portion of the Facility or create in or confer on any such party any right, title or interest in or to the Facility or any portion thereof or any interest therein; no party other than the Seller occupies or possesses the Facility or any portion thereof; there is legal and adequate ingress and egress between the Facility and an adjacent public roadway; to the Knowledge of the Seller and CWM, the Facility is properly zoned in order to allow its current use in the Seller's businesses; and there are no claims or demands pending or, to the Knowledge of the Seller and CWM, threatened by any party which, if valid, would create in, or confer on, any party other than the Seller, any right, title or interest in or to the Facility or any portion thereof.

     (c) LICENSES AND PERMITS. Section 4(c) of the Disclosure Schedule accurately describes the nature and current regulatory status (including, without limitation, the current expiration dates) of all material governmental licenses, ordinances, authorizations, permits and certificates now held by the Seller with respect to the business or operations of the Facility, including, without limitation, licenses granted and administered pursuant to RCRA (collectively, the "Existing Licenses"). The Seller and CWM have heretofore delivered to the Buyer and Harbors true and complete copies of the Existing Licenses. Section 4(c) of the Disclosure Schedule also identifies certain of the Existing Licenses (collectively, the "Transferable Licenses") which the Seller will transfer to the Buyer as part of the CWM Chicago Assets. The appropriate expiration date of each of the Transferable Licenses listed on [SECTION] 4(c) of the Disclosure Schedule will remain upon completion of the Closing as set forth therein. Except as set forth on [SECTION] 4(c) of the Disclosure Schedule: (i) the Transferable Licenses are in full force and effect; (ii) the Seller has complied in all material respects with all of the material terms and conditions of all of the Transferable Licenses; (iii) the Seller has not taken or failed to take any action that would result in a substantial risk of forfeiture of any Transferable License; and (iv) there is not, as of the date hereof, pending or, to the Knowledge of the Seller and CWM, threatened any action by or before any court or governmental agency to revoke, cancel, rescind, modify or refuse to renew any of the Transferable Licenses.

       5.     PRE-CLOSING COVENANTS.   The Parties agree as follows with
respect to the period between the execution of this Agreement and the Closing:

      (a) GENERAL. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in [SECTION] 7 below).

     (b) NOTICES AND CONSENTS. The Seller and CWM will give any notices to third parties and will use their reasonable best efforts to obtain any third-party consents that the Buyer and Harbors may reasonably request in connection with the matters referred to in [SECTION] 4 above. Each of the Parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain all of the Approvals and any other authorizations, consents, and approvals of governments and governmental agencies required in connection with the matters referred to in [SECTION] 3(a)(ii), [SECTION] 3(b)(ii), and [SECTION] 4 above.

     (c) PRESERVATION OF THE FACILITY. The Seller and CWM will keep the Facility substantially intact, including its present physical assets, working conditions, and relationships with lessors, licensors, suppliers, and employees.

     (d) FULL ACCESS. The Seller and CWM will permit representatives of the Buyer and Harbors to have full access to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Facility to the fullest extent permitted by applicable laws and regulations.

     (e) NOTICE OF DEVELOPMENTS. Each Party will give prompt written notice to the other Parties of any material adverse development causing a breach of any of its own representations and warranties as set forth in this Agreement. No disclosure by any Party pursuant to this [SECTION] 5(e), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant unless otherwise specifically agreed to in writing by the other Parties.

     (f) EXCLUSIVITY. Neither the Seller nor CWM shall (i) solicit, initiate, or encourage, the submission of any proposal or offer from any Person relating to the acquisition of any substantial portion of the CWM Chicago Assets (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing.

     (g) TITLE INSURANCE. The Buyer will obtain in preparation for the Closing, with respect to the Facility, an ALTA Leasehold Owner's Policy of Title Insurance - 1987 issued by Chicago Title Insurance Company or another title insurer satisfactory to the Buyer and the Seller, insuring title to the leasehold estate to be in the Buyer as of the Closing (subject to the title exceptions described in [SECTION] 4(b) of the Disclosure Schedule). The title insurance policy delivered under this [SECTION] 5(g) shall (A) insure title to the Facility and all recorded easements benefitting such real property, (B) contain an "extended coverage endorsement" insuring over the general exceptions contained customarily in such policies, (C) contain an ALTA Zoning Endorsement
3.1 (or equivalent), (D) contain an endorsement insuring that the real property described in the title insurance policy is the same real estate as shown on the Survey delivered with respect to such property, (E) contain an endorsement insuring that each street adjacent to the Facility is a public street and that there is direct and unencumbered pedestrian and vehicular access to such street from the Facility, (F) if the Facility consists of more than one record parcel, contain a "contiguity" endorsement insuring that all of the record parcels are contiguous to one another, and (G) contain a "non-imputation" endorsement to the effect that the title defects known to the officers, directors, and stockholders of the owner prior to the Closing shall not be deemed "facts known to the insured" for the purposes of the policy.

     (h) SURVEY. The Buyer will procure in preparation for the Closing, with respect to the Facility, a current survey certified to the Buyer, prepared by a licensed surveyor and conforming to current ALTA Minimum Detail Requirements for Land Title Surveys, disclosing the location of all improvements, easements, party walls, sidewalks, roadways, utility lines, and other matters shown customarily on such surveys, and showing access affirmatively to public streets and roads (the "Survey"). Except as set forth in [SECTION] 4(b) of the Disclosure Schedule, the Survey shall not disclose any material survey defect or encroachment from or onto the Facility which has not been cured or insured over prior to the Closing.

       6. POST-CLOSING COVENANTS.   The Parties agree as follows with respect
to the period following the Closing:

     (a) GENERAL. Each of the Parties covenants to comply with its respective agreements set forth elsewhere in this Agreement including, without limitation, its respective agreements set forth in [SECTION] 2. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties covenants to take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under [SECTION] 10 below).

     (b) LITIGATION AND OTHER SUPPORT. In the event and for so long as any Party actively is either (i) contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand with a third party in connection with any transaction contemplated under this Agreement or any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the CWM Chicago Assets, or (ii) engaged in complying with any administrative or judicial order, decree or permit which is required in connection with the future operation of the Facility, each of the other Parties will cooperate with it and its counsel in the contest, defense or compliance, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest, defense or compliance, all at the cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under [SECTION] 10 below).

     (c) CONFIDENTIALITY. From and after the Closing, each Party will treat and hold as such all of the Confidential Information, and refrain from using any of the Confidential Information except in connection with or as permitted by this Agreement and as may be necessary to respond to any Tax audits or to enforce the terms of this Agreement and any Related Agreements.

     (d) CONTINUING FINANCIAL ASSURANCE OBLIGATIONS. The Parties will comply in full with their respective financial assurance obligations relating to the Facility as set forth in [SECTION] 2(h) of this Agreement.

      7.  CONDITIONS TO OBLIGATION TO CLOSE.

     (a) CONDITIONS TO OBLIGATION OF THE BUYER AND HARBORS. The obligation of the Buyer and Harbors to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

         (i) the representations and warranties of the Seller and CWM set forth in [SECTION] 3(a) and [SECTION] 4 above shall be true and correct in all material respects at and as of the Closing Date;

        (ii) the Seller and CWM shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

        (iii) the Seller and CWM shall have delivered to the Buyer and Harbors a certificate to the effect that each of the conditions specified above in [SECTION] 7(a)(i)-(ii) is satisfied;

        (iv) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or
     (C) affect adversely and materially the right of the Buyer to own the CWM Chicago Assets or to operate the Facility (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

        (v) the Buyer and Harbors shall have received from counsel to the Seller and CWM an opinion in form and substance reasonably satisfactory to the Buyer and Harbors and their counsel addressed to the Buyer and Harbors, and dated as of the Closing Date;

        (vi) the Buyer shall have received all of the Approvals, including without limitation the transfer of the Transferable Licenses and the obtaining of the additional state and federal licenses, authorizations, permits and certificates which are required for the future operation by the Buyer of the Facility and which are described in Exhibit D to this Agreement (the "New Licenses");

        (vii) the Buyer shall have received the title insurance commitments, policies, and riders specified in [SECTION] 5(h) above and the Survey specified in [SECTION] 5(i) above;

        (viii) the Buyer and Harbors shall have obtained from their lending institutions, on terms and conditions reasonably satisfactory to them, all of the waivers they need under their existing financing documents in order to consummate the transactions contemplated hereby;

        (ix) the Seller and the Port District shall have executed and delivered the Assignment and Assumption Agreement in accordance with [SECTION]
     2(j) hereof;

        (x) CWM shall have executed and delivered the Disposal Services Agreement in accordance with [SECTION] 2(k) hereof and the Termination Agreement (if required) in accordance with [SECTION] 2(m) hereof;

        (xi) CWM shall have delivered to the Buyer and Harbors subsidiary guaranties duly executed by each of CWM's Material Subsidiaries with respect to the obligations of CWM under this Agreement in the form of Exhibit F hereto (collectively, the "Subsidiary Guaranties"); and

        (xii) all actions to be taken by the Seller and CWM in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer and Harbors.

The Buyer and Harbors may waive any condition specified in this [SECTION] 7(a) if they execute a writing so stating at or prior to the Closing.

     (b) CONDITIONS TO OBLIGATION OF THE SELLER AND CWM. The obligation of the Seller and CWM to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

        (i) the representations and warranties of the Buyer and Harbors set forth in [SECTION] 3(b) above shall be true and correct in all material respects at and as of the Closing Date;

        (ii) the Buyer and Harbors shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

        (iii) the Buyer and Harbors shall have delivered to the Seller and CWM a certificate to the effect that each of the conditions specified above in [SECTION] 7(b)(i)-(ii) is satisfied;

        (iv) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

        (v) the Buyer and Harbors shall have executed and delivered the Disposal Services Agreement in accordance with [SECTION] 2(k) hereof and the Termination Agreement (if required) in accordance with [SECTION] 2(m) hereof;

        (vi) the Buyer and the Port District shall have executed and delivered the Assignment and Assumption Agreement in accordance with [SECTION]
     2(j) hereof; and

        (vii) all actions to be taken by the Buyer and Harbors in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller and CWM.

The Seller and CWM may waive any condition specified in this [SECTION] 7(b) if they execute a writing so stating at or prior to the Closing.

       8.   EMPLOYEE MATTERS.

     Neither the Buyer nor Harbors shall have any Liability, whether contingent or otherwise, relating to or arising out of the employment of employees or the engagement of independent contractors by the Seller or CWM for periods prior to and including the Closing Date.

       9.   TAX MATTERS.

     (a) LIABILITY FOR TAXES. The Seller and CWM shall be liable for, and shall indemnify the Buyer and Harbors against any Tax arising from or attributable to the operations of the Facility through the Closing Date. The Buyer and Harbors shall be liable for, and shall indemnify the Seller and CWM against, any Tax arising from or attributable to the operations of the Facility after the Closing Date. Each Party responsible under applicable law for the payment of any sales, transfer or similar type tax arising from or attributable to the transactions contemplated in this Agreement shall be liable for, and shall indemnify the other Parties against, such tax.

     (b) COOPERATION AND EXCHANGE OF INFORMATION. Following the Closing, each Party will provide, or cause to be provided, to any other Party copies of all correspondence received by such Party from any taxing authority in connection with any potential liability of such other Party for Tax under [SECTION] 9(a). The Parties will also provide each other with such other cooperation and information as they may reasonably request of each other in preparing or filing any return, amended return, or claim for refund, in determining a liability or a right of refund, or in conducting any audit or other proceeding, in respect of Tax imposed on the Parties or their respective Affiliates as a result of the transactions provided for in this Agreement. Any information obtained pursuant to this [SECTION] 9(b) shall be kept confidential, except as may be otherwise necessary in connection with the filing of returns or claims for refund or in conducting any audit or other proceeding. Each Party shall be entitled to reimbursement for the actual costs incurred by such Party in connection with providing the cooperation and information required by this [SECTION] 9(b).

     (c) SURVIVAL OF OBLIGATIONS AND CONFLICT. The obligations of the Parties set forth in this [SECTION] 9 shall be unconditional and absolute and shall remain in effect until the expiration of the relevant limitation period under applicable law. In the event of a conflict between the provisions of this [SECTION] 9 and any other provisions of this Agreement, the provisions of this [SECTION] 9 shall control.

       10.    REMEDIES FOR BREACHES OF THIS AGREEMENT.

       (a) SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. All of the representations, warranties and covenants of the Parties contained in this Agreement shall survive the Closing hereunder (even if the damaged Party knew or had reason to know of any misrepresentation or breach at the time of Closing) unless such breach is formally waived in writing at or prior to Closing, and shall continue in full force and effect thereafter.

       (b) INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE BUYER AND HARBORS. In the event the Seller or CWM breaches (or in the event any third party alleges facts that, if true, would mean the Seller or CWM has breached) any of their representations, warranties, and covenants contained herein, then the Seller and CWM agree to indemnify the Buyer and Harbors from and against the entirety of any Adverse Consequences the Buyer or Harbors may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach). In addition, CWM agrees to indemnify the Buyer and Harbors from and against the entirety of any Adverse Consequences the Buyer or Harbors may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by, either (i) the Seller's operation of the Facility prior to the Closing Date, (ii) any claims relating to the transportation and disposal activities of the Seller or CWM during the Seller's operation of the Facility (other than the D&D Costs and the RFI Costs relating directly to the site of the CWM Chicago Assets which are to be shared in accordance with [SECTION] 2(f) and [SECTION] 2(g) hereof, or
(iii) any past, present or future failure of or releases from the Surface Impoundments or the Vaults, or any corrective action required by any regulatory authority with respect thereto, or any requirements by the Port District or any other Person that the Surface Impoundments or the Vaults be removed from the Facility at any time in the future.

       (c) INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE SELLER AND CWM. In the event the Buyer or Harbors breaches (or in the event any third party alleges facts that, if true, would mean the Buyer or Harbors has breached) any of their representations, warranties, and covenants contained herein, then the Buyer and Harbors agree to indemnify the Seller and CWM from and against the entirety of any Adverse Consequences which the Seller or CWM may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach). In addition, the Buyer and Harbors agree to indemnify the Seller and CWM from and against the entirety of any Adverse Consequences (but excluding any consequential or special damages) which the Seller or CWM may suffer through and after the date of the claim for indemnification as a result of any Third Party Claim (as defined in [SECTION] 10(d) below) resulting from, arising out of, relating to, in the nature of, or caused by acts or omissions of the Buyer in performing the New Construction Work.

     (d) Matters Involving Third Parties.

        (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this [SECTION] 10, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing, provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

        (ii) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing with 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, and (C) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

        (iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with [SECTION] 10(d)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) at any time after the commencement of the defense of any Third Party Claim, the Indemnifying Party may request the Indemnified Party to agree in writing to the abandonment of such contest or to the payment or compromise by the Indemnified Party of the asserted Third Party Claim, whereupon such action shall be taken unless the Indemnified Party determines that the contest should be continued, and so notifies the Indemnifying Party in writing within 15 days of such request from the Indemnifying Party. If the Indemnifying Party determines that the contest should be continued, the Indemnifying Party shall be liable hereunder only to the extent of the amount that the other party to the contested Third Party Claim had agreed to accept in payment or compromise as of the time the Indemnifying Party made its request therefor to the Indemnified Party.

        (iv) In the event any of the conditions in [SECTION] 10(d)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (C) the Indemnifying Party will remain responsible for any

     Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this [SECTION] 10.

     (e) DETERMINATION OF ADVERSE CONSEQUENCES. The Parties shall take into account the time cost of money (using the Applicable Rate as the discount rate) in determining Adverse Consequences for purposes of this [SECTION] 10. All indemnification payments under this [SECTION] 10 shall be deemed adjustments to the Purchase Price.

     (f) OTHER INDEMNIFICATION PROVISIONS. The foregoing indemnification provision are in addition to, and not in derogation of, any statutory, equitable, or common law remedy any Party may have for breach of representation, warranty, or covenant.

     (g) LIMITATION ON INDEMNIFICATION. The Seller and CWM shall not be liable to the Buyer and Harbors, and the Buyer and Harbors shall not be liable to the Seller and CWM, for Adverse Consequences under this [SECTION] 10 unless the aggregate amount of Adverse Consequences for which such Parties would, but for the provisions of this [SECTION] 10(g), be liable exceeds, on an aggregate basis, $50,000 (which shall be the definition of "material" for purposes of the first sentence of [SECTION] 3(a), [SECTION] 3(b), and [SECTION] 4 above), and then only to the extent of any such excess.

       11. TERMINATION

     (a) TERMINATION OF AGREEMENT. Certain of the Parties may terminate this Agreement as provided below:

          (i) the Parties may terminate this Agreement by mutual written consent at any time prior to the Closing;

          (ii) the Buyer or Harbors may terminate this Agreement by giving written notice to the Seller and CWM at any time prior to the Closing (A) in the event either the Seller or CWM has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer or Harbors has notified the Seller and CWM of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach, or (B) if the Closing shall not have occurred on or before July 1, 1995, by reason of the failure of any condition precedent under [SECTION] 7(a) hereof (unless the failure results primarily from the Buyer or Harbors itself breaching any representation, warranty, or covenant contained in this Agreement);

          (iii) the Seller or CWM may terminate this Agreement by giving written notice to the Buyer and Harbors at any time prior to the Closing (A) in the event the Buyer or Harbors has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Seller and CWM has notified the Buyer and Harbors of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach, or (B) if the Closing shall not have occurred on or before July

     1, 1995, by reason of the failure of any condition precedent under [SECTION] 7(b) hereof (unless the failure results primarily from the Seller or CWM itself breaching any representation, warranty, or covenant in this Agreement); and

          (iv) in the event that by July 1, 1995, the Closing shall not have occurred but this Agreement shall not have been terminated in accordance with (i), (ii) or (iii) above, the Parties shall thereupon mutually determine whether to extend or to terminate this Agreement.

     (b) EFFECT OF TERMINATION. If any Party terminates this Agreement pursuant to [SECTION] 11(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party or Parties then in breach).

     12.  MISCELLANEOUS

     (a) NATURE OF CERTAIN OBLIGATIONS; GUARANTIES. The representations, warranties, and covenants in this Agreement are joint and several obligations of the respective Parties. Any and all obligations of the Buyer under this Agreement and the Related Agreements shall be unconditionally and irrevocably guaranteed by Harbors. Any and all obligations of CWM under this Agreement and the Related Agreements shall be unconditionally and irrevocably guaranteed by each of CWM's Material Subsidiaries in accordance with the Subsidiary Guaranties.

     (b) PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure).

     (c) NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

     (d) ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes the Letter of Intent and any other prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

     (e) SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided, however, that the Buyer may
(i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer and Harbors nonetheless shall remain responsible for the performance of all of its obligations hereunder).

     (f) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

     (g) HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     (h) NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by nationally recognized overnight carrier or by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

     If to the Buyer:                        Copy to:
     Clean Harbors of Chicago, Inc.          C. Michael Malm, Esq.
     1200 Crown Colony Drive                 Davis, Malm & D'Agostine, P.C.
     P.O. Box 9137                           One Boston Place
     Quincy, Massachusetts 02269-9137        Boston, Massachusetts  02108
     Attn:  Stephen H. Moynihan

     If to Harbors:                          Copy to:

     Clean Harbors, Inc.                     C. Michael Malm, Esq.
     1200 Crown Colony Drive                 Davis, Malm & D'Agostine, P.C.
     P.O. Box 9137                           One Boston Place
     Quincy, Massachusetts  02269-9137       Boston, Massachusetts  02108
     Attn: Jonathan R. Black,
           General Counsel

     If to the Seller:                       Copy to:

     CWM Chemical Services, Inc.             Brian Clarke, Esq.
     3001 Butterfield Road                   Vice President and General Counsel
     Oak Brook, Illinois  60521              Chemical Waste Management, Inc.
     Attn: Jerome D. Girsch,                 3001 Butterfield Road
           Executive Vice President          Oak Brook, Illinois 60521

     If to CWM:                              Copy to:
     Chemical Waste Management, Inc.         Brian Clarke, Esq.
     3001 Butterfield Road                   Vice President and General Counsel
     Oak Brook, Illinois  60521              Chemical Waste Management, Inc.
     Attn: Jerome D. Girsch,                 3001 Butterfield Road
           Executive Vice President          Oak Brook, Illinois 60521

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

     (i) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Illinois without giving effect to any choice or conflict of law provision or rule (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois.

     (j) AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     (k) SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     (l) EXPENSES. Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

     (m) CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean "including without limitation." The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

     (n) SPECIFIC PERFORMANCE. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement or the Related Agreements are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement or the Related Agreements and to enforce specifically this Agreement or the Related Agreements and the terms and provisions hereof and thereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

     (o) ALTERNATIVE DISPUTE RESOLUTION. If any dispute shall arise among the Parties with respect to any matters governed by [SECTION] 2(e) ("New Construction Work"), [SECTION] 2(f) ("Decontamination and Dismantling"), [SECTION] 2(g) ("Facility Investigation; Corrective Action; Closure"), [SECTION] 2(i) ("Control of Work"), or Exhibit A ("Scope of Work"), and such dispute shall not have been resolved or compromised within sixty (60) days after any Party has given notice of such dispute in accordance with [SECTION] 12(h) hereof, the Parties shall refer such dispute for resolution to arbitration or another form of alternative dispute resolution satisfactory to the Parties. Such dispute shall then be resolved by arbitration or such other form in Chicago, Illinois, in accordance with the rules of the American Arbitration Association or other Person selected by the Parties to resolve such dispute. The fees and expenses of such arbitrator or other Person shall be borne by the Parties in such proportions as shall be determined by such arbitrator or other Person , or if there is not such a determination, then such fees and expenses shall be borne equally by the Buyer and the Seller. The determination of such arbitrator or other Person as to the amount, if any, of any claim arising from such dispute which is properly allowable shall be conclusive and binding upon the Parties, and judgment may be entered thereon in any court having jurisdiction thereof, including, without limitation, any appropriate court in the State of Illinois. The provisions of this [SECTION] 12(o) shall, however, not affect the rights of any Party, without first resorting to arbitration or other form of alternative dispute resolution, either: (i) with respect to any matters governed by any of the provisions of this Agreement which are specifically listed above in this [SECTION] 12(o), to seek from a court of competent jurisdiction specific performance of this Agreement or the Related Agreements or, where appropriate, injunctive relief in accordance with [SECTION] 12(n) of this Agreement; or (ii) with respect to any matters governed by any of the provisions of this Agreement or the Related Agreements which are not specifically listed above in this [SECTION] 12(o), to seek from a court of competent jurisdiction appropriate relief (including, without limitation, damages, specific performance or, where appropriate, injunctive relief in accordance with [SECTION]

12(n) of this Agreement) to the extent then appropriate under this Agreement or the Related Agreements and applicable laws and regulations.

       IN WITNESS WHEREOF , the Parties hereto have executed this Agreement as of the date first above written.


                        CLEAN HARBORS OF CHICAGO, INC.


                        By:           /s/ JAMES A. PITTS
                               --------------------------------------
                        Title:   EXECUTIVE VICE PRESIDENT & CFO
                               --------------------------------------




                        CLEAN HARBORS, INC.


                        By:           /s/ ALLAN S. MCKIN
                               --------------------------------------
                        Title:             PRESIDENT
                               --------------------------------------


                        CWM CHEMICAL SERVICES, INC.


                        By:           /s/ JEROME D. GIRSH
                               --------------------------------------
                        Title:           VICE PRESIDENT
                               --------------------------------------


                        CHEMICAL WASTE MANAGEMENT, INC.


                        By:           /s/ JEROME D. GIRSH
                               --------------------------------------
                        Title: EXECUTIVE VICE PRESIDENT & CFO
                               --------------------------------------

                 EXHIBITS AND SCHEDULES TO AGREEMENT
                 -----------------------------------

Document                                              Section Reference
- --------                                              -----------------
Exhibit A:  Scope of Work                             [SECTION][SECTION] 2(e),2(f),(2(g)

Exhibit B:  Description of Personal Property          [SECTION] 4(a)

Exhibit C:  The Lease                                 [SECTION] 4(b)

Exhibit D:  Description of New Licenses               [SECTION] 7(a)(vi)

Exhibit E:  Buyer's Rate Schedule                     [SECTION] 1

Exhibit F:  Form of Subsidiary Guaranties             [SECTION] [SECTION] 7(a)(xi); 12(a)

Disclosure Schedule                                   [SECTION] 4